Exhibit 99.1

BeiGene Announces First Regulatory Approval in Australia for BRUKINSA® (Zanubrutinib) for Treatment of Patients with Waldenström’s Macroglobulinemia

Represents BRUKINSA’s Second Recent Approval in the Asia-Pacific Region, Following October 1 Approval in Singapore for Treatment of Patients with Mantle Cell Lymphoma

The TGA approval is based on results from ASPEN, an Australia-inclusive head-to-head clinical trial evaluating BRUKINSA compared to ibrutinib in patients with Waldenström’s macroglobulinemia

CAMBRIDGE, Mass. and BEIJING -- October 7, 2021 -- BeiGene (NASDAQ: BGNE; HKEX: 06160), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that BRUKINSA® (zanubrutinib) has been approved in Australia for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy or in first line treatment for patients unsuitable for chemo-immunotherapy.1 Following registration of BRUKINSA with the Australia Therapeutic Goods Administration (TGA), these patients will have immediate access to BRUKINSA through a BeiGene sponsored post-approval, pre-reimbursement access program.

In addition, BRUKINSA recently received approval from the Singapore Health Sciences Authority (HSA) for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

“BTK inhibition is an established mode of treatment for patients with WM, and the ASPEN trial showed that BRUKINSA is highly effective and has improved tolerability compared to the first-generation BTK inhibitor,” said Professor Con Tam, MBBS, M.D., Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at the Peter MacCallum Cancer Centre and a principal investigator on the BRUKINSA clinical program. “BeiGene first began clinical trials of BRUKINSA in Australia in 2013, and since that time, many Australians have benefitted from treatment as part of ongoing clinical studies. We hope this therapy will offer new hope for people living with WM in Australia.”

In Australia, more than 6,000 people are diagnosed with non-Hodgkin’s lymphoma (NHL) each year, making it the sixth most common cancer in adults.2 WM is a rare, slow-growing lymphoma that occurs in less than two percent of patients with NHL.3 The disease usually affects older adults and is primarily found in the bone marrow, although it may also impact lymph nodes and the spleen.3

“While WM is a slow-growing lymphoma, not all patients fully respond to existing therapies and many discontinue treatment due to side effects,” commented David Young, the National Team Leader at the WMozzies. “We are pleased to hear that people living with WM in Australia will have immediate access to this next-generation BTK inhibitor that has demonstrated clinical benefit with potential to improve treatment outcomes.”

BeiGene has submitted for reimbursement of WM to the Australia Pharmaceutical Benefits Advisory Committee (PBAC). In a first for the PBAC, BeiGene expects to enter a facilitated resolution pathway in order to seek a listing date for the WM indication.

“BRUKINSA has been shown to induce deep and durable responses with reduced off-target side effects, suggesting improved clinical benefit compared to standard BTK inhibitor therapy,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “We are grateful to the Australian investigators, patients and families who participated in clinical trials contributing to TGA approval. Our ability to offer BRUKINSA to people in Australia impacted by WM is another step toward fulfilling our goal of increasing affordable access to oncology medicines around the world.”

“This approval in Australia, and our recent approval in Singapore, represent BRUKINSA’s continued expansion in the APAC region,” added Adam Roach, Vice President and Head of Commercial for APAC (ex-Greater China) at BeiGene. “We have been building medical and commercial teams in these markets to support our goal of bringing this potential best-in-class BTK inhibitor to patients who need them globally.”

The Australian registration for BRUKINSA in WM is based on efficacy results from the ASPEN clinical trial, a Phase 3 randomized, open-label, multicenter trial (NCT03053440) that evaluated BRUKINSA compared to ibrutinib in patients with relapsed or refractory (R/R) or treatment-naïve (TN) WM who harbor a MYD88 mutation (MYD88MUT). In the ASPEN trial, BRUKINSA demonstrated a numerically higher very good partial response (VGPR) rate (28.4%, 95% CI: 20, 38) compared to ibrutinib (19.2%, 95% CI: 12, 28), although the primary endpoint of statistical superiority related to deep response (VGPR or better) was not met.

In the ASPEN trial, of the 101 patients with WM randomized and treated with BRUKINSA, 5% of patients discontinued due to adverse events, including cardiomegaly, neutropenia, plasma cell myeloma, and subdural hemorrhage. Adverse events leading to dose reduction occurred in 14.9% of patients, with the most common being neutropenia (3.0%) and diarrhea (2.0%).

The overall safety profile of BRUKINSA is based on pooled data from 779 patients with B-cell malignancies treated with BRUKINSA in clinical trials. The most common adverse reactions (≥20%) with BRUKINSA were neutropenia, thrombocytopenia, upper respiratory tract infection, hemorrhage/hematoma, rash, bruising, anemia, musculoskeletal pain, diarrhea, pneumonia, and cough. The most common Grade 3 or higher adverse reactions (≥5%) were neutropenia, thrombocytopenia, pneumonia, and anemia.

The recommended dose of BRUKINSA is either 160 mg twice daily or 320 mg once daily, taken orally with or without food. The dose may be adjusted for adverse reactions and reduced for patients with severe hepatic impairment and certain drug interactions.

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is approved in the following indications and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)*;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021);

•For the treatment of Waldenström’s macroglobulinemia (WM) in adult patients (Canada, March 2021);

•Registered and reimbursed for the treatment of MCL in patients who have received at least one prior therapy (Israel, April 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy (China, June 2021)**;

•For the treatment of MCL in adult patients who have received at least one prior therapy (Canada, July 2021);

•For the treatment of MCL in adult patients who have received at least one prior therapy (Chile, July 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Brazil, August 2021);

•For the treatment of adult patients with WM (United States, August 2021);

•For the treatment of adult patients with marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen (United States, September 2021)*;

•For the treatment of adult patients with MCL who have received at least one previous therapy (Singapore, October 2021); and

•For the treatment of adult patients with WM who have received at least one prior therapy, or in first line treatment for patients unsuitable for chemo-immunotherapy (Australia, October 2021).

To date, more than 30 marketing authorization applications in multiple indications have been submitted in the United States, China, the European Union, and more than 20 other countries or regions.

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

** This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher hemorrhage including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 3.4% of patients treated with BRUKINSA monotherapy. Hemorrhage events of any grade occurred in 35% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 27% of patients, most commonly pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (26%), thrombocytopenia (11%) and anemia (8%) based on laboratory measurements, developed in patients treated with BRUKINSA monotherapy. Grade 4 neutropenia occurred in 13% of patients, and Grade 4 thrombocytopenia occurred in 3.6% of patients.

Monitor complete blood counts regularly during treatment and interrupt treatment, reduce the dose, or discontinue treatment as warranted. Treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 14% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was non-melanoma skin cancer, reported in 8% of patients. Other second primary malignancies included malignant solid tumors (4.0%), melanoma (1.7%) and hematologic malignancies (1.2%). Advise patients to use sun protection and monitor patients for the development of second primary malignancies.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter were reported in 3.2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 1.1% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for 1 week after the last dose. Advise men to avoid fathering a child during treatment and for 1 week after the last dose.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse reactions

The most common adverse reactions, including laboratory abnormalities, in ≥ 30% of patients who received BRUKINSA (N = 847) included decreased neutrophil count (54%), upper respiratory tract infection (47%), decreased platelet count (41%), hemorrhage (35%), decreased lymphocyte count (31%), rash (31%) and musculoskeletal pain (30%).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid coadministration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

BeiGene Oncology

BeiGene is committed to advancing hematology, immuno-oncology and targeted therapies in order to bring impactful and affordable medicines to patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy subjects. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries or regions. We currently market three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China. BeiGene has a high quality, innovative science and medicine organization and is a leader in China with a large oncology focused commercial team.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding plans for development and commercialization of BRUKINSA in Australia, Singapore, the APAC region and other markets, the potential commercial opportunity for BRUKINSA, plans for making BRUKINSA accessible to patients in Australia, the potential for BRUKINSA to be a best-in-class BTK inhibitor and to provide improved clinical benefits to patients, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrielle Zhou	Emily Collins
+86 10-5895-8058	+1201-201-4570
ir@beigene.com	media@beigene.com

References:

1 BRUKINSA Australia Product Information. Available at https://www.beigene.com.au/PDF/BRUKINSAAUPI.pdf. Accessed October 2021.

2 https://www.lymphoma.org.au/types-of-lymphoma/non-hodgkin-lymphoma. Accessed August 2021.

3 https://www.lls.org/sites/default/files/2021-07/FS20_Waldenstrom_FactSheet_2021.pdf. Accessed August 2021.